EXHIBIT C


                          Central Power & Light Company



Name                       Prior Year Compensation            To Be Received


Richard Byrne                       108,750                      108,750

Bruce Evans                         297,594                      297,594

Arnaldo Guerra                      130,982                      130,982

David Hooper                        162,816                      162,816

Dennis A. Longoria                  102,879                      102,879

Olga Maldonado                      126,998                      126,998

J. G. Sandoval                      179,627                      179,627

Brenda L. Snider                     82,955                       82,955

W. H. Sullivan, Jr.                 140,396                      140,396

Ralph Underbrink                     82,453                       82,453

Gerald E. Vaughn                    232,397                      232,397